Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

GEF—Q2 2013 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: JUNE 06, 2013 / 02:00PM GMT

OVERVIEW:

GEF reported 2Q13 net sales of $1.089b, net income attributable to Co. of approx. $41m and fully diluted EPS attributable to Co. of $0.70.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Debra Strohmaier Greif Inc—VP, Corporate Communications

Rob McNutt Greif Inc—SVP and CFO

David Fischer Greif Inc—President and CEO

CONFERENCE CALL PARTICIPANTS

Matt Wooten Robert W. Baird & Company, Inc.—Analyst

Mark Wilde Deutsche Bank—Analyst

Chris Manuel Wells Fargo Securities, LLC—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Phil Gresh JPMorgan Chase & Co.—Analyst

PRESENTATION

Operator

Greetings, and welcome to the Greif, Incorporated second-quarter 2013 earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

(Operator Instructions)

It is now my pleasure to introduce your host, Debra Strohmaier, VP, Corporate Communications for Greif, Incorporated. Thank you, Miss Strohmaier, you may begin.

Debra Strohmaier—Greif Inc—VP, Corporate Communications

Thank you, and good morning. As a reminder, you may follow this presentation on the web at greif.com in the Investor Center under conference calls. If you don’t already have the earnings release, it is also available on our website.

We are on slide 2. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2012 Form 10-K, and in other Company SEC filings, as well as Company earnings news releases.

This presentation uses certain non-GAAP financial measures, including those that exclude special items, such as restructuring and other unusual charges and EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense, less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion, and amortization expense. Management of the Company uses the non-GAAP measures to evaluate ongoing operations and believe that these non-GAAP measures are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. All non-GAAP data in the presentation are indicated by foot notes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation, and in the second quarter 2013 earnings release.

Giving prepared remarks today, are in order of speaking, Senior Vice President and CFO, Rob McNutt; and President and CEO, David Fischer. I will now turn the call over to Rob.

Rob McNutt—Greif Inc—SVP and CFO

Thank you, Deb, and thank you for joining us this morning. I’m now on slide 3. Our second quarter results were modestly higher than the same period last year, and cash from operations was $108 million. Factors that impacted our performance included volumes that were modestly higher overall, lower raw material costs, and lower restructuring charges compared to the same period last year. Our Paper Packaging business achieved record net sales for the quarter, and record second quarter operating profit.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Please turn to slide 4. The second quarter improvement in operating cash flow increased the year-to-date amount to $39 million and keeps us on track to achieve one of our key fiscal 2013 objectives. To put this in perspective, in four of the past five years, our results for the first half of the fiscal year represented cash used in operations of between $13 million and $56 million. The only exception during this period was last year, when we were implementing processes to improve working capital management. We’re encouraged by the operating cash flow for the year-to-date period, and look forward to further progress during the second half of the fiscal year.

Free cash flow was $80 million for the second quarter of this year. Working capital was $340 million at April 30, 2013 compared with approximately $368 million on the same date last year. Recall this year we eliminated inefficient inventory consignment programs, which had a negative impact on reported working capital of approximately $25 million, as we discussed on our Q1 call. We continue to implement processes to improve management of our working capital.

I’m now on slide 5. Net sales decreased modestly to $1.089 billion for the second quarter compared with a year ago. Sales volumes were modestly higher, compared with a year ago, and there was a slight decrease in selling prices and to a lesser extent, negative impact of foreign currency translation.

Selling prices were mixed across our businesses with Paper Packaging achieving positive price comparisons versus a year ago, while selling prices for the Rigid Industrial Packaging and polywoven products decreased in response to lower raw material costs, and product mix respectively. SG&A expenses were approximately $122 million for the second quarter, or about $3 million above the same period in 2012. Costs related to startup of rigid IBC lines, and higher information technology expenditures represented most of this increase. We launched our rigid IBC growth strategy in August 2011 with the acquisition of Fustiplast. Since that time, we’ve started up rigid IBC lines in Europe, Asia and Latin America, and have identified additional key markets globally for future installation.

Positive contributions from these lines are expected to be meaningful in future periods, as volumes reach anticipated production levels. Operating profit increased 7% to $84 million for the second quarter of 2013 versus a year ago, led primarily by higher results for Paper Packaging. Restructuring charges and acquisition-related costs were immaterial for the second quarter of 2013, compared with $11 million last year. In the second quarter of 2012, recall we were consolidating operations in the polywoven business, and rationalizing operations in the Rigid Industrial Packaging business, which led to higher restructuring charges during that period.

EBITDA increased $7 million to $122 million for the quarter compared with the same period last year. Net interest expense declined $2 million to $21 million for the second quarter 2013. Decrease was due principally to lower debt, and lower average interest rates. Long-term debt declined $36 million during the second quarter of 2013. Our effective tax rate increased to 30.6% for the second quarter from 28.9% from the same period last year. In dollar terms, the income tax expense was nearly $19 million for the second quarter, versus $15 million in 2012. This was due to higher income, and the increasing effect of tax rate related to a greater portion of income generated primarily in North America, which is a higher corporate tax jurisdiction.

Cash tax payments were $24 million for the three months ended April 30, 2013. For the first six months of fiscal 2013, the effective tax rate was 31.3%, compared to 30.3% a year ago. Net income attributable to Greif, Inc. was approximately $41 million for the second quarter of this year, compared with $39 million a year ago. On a fully diluted per share basis, this represents $0.70 versus $0.67 for the second quarter of 2012. Earlier this week, the Board of Directors declared quarterly cash dividends of $0.42 per Class A common share, and $0.63 per Class B common share. These dividends are payable on July 1, 2013 to stockholders of record at the close of business on June 20, 2013.

I’m now on slide 6. Net sales for the Rigid Industrial Packaging & Services segment were $773 million for the second quarter of 2013, or approximately 4% below the same period last year. Volumes were essentially flat compared with a year ago, with mixed results regionally around the world. There was a 2.4% decrease in selling prices for the quarter, due to the pass-through of lower raw material costs and changes in product mix, and a negative 1% impact attributable to foreign currency translation. The $10 million decline in gross profit compared with second quarter of 2012 was principally due to changes in product mix in the Americas, driven primarily by a delay in the agricultural sector.

Operating profit was $53 million for the second quarter of 2013, compared with $56 million a year ago. In addition to the decrease in gross profit, there was a $1 million non-cash asset write down, offset by lower restructuring costs, which were immaterial this year versus $5.5 million in 2012. And acquisition-related charges were immaterial in both periods. EBITDA was $81 million for the second quarter, a decrease of approximately $1 million compared to a year ago.

Please turn to slide 7. Second quarter 2013 net sales were $112 million for the Flexible Products & Services segment, or $1.5 million below the same period last year. Modestly higher polywoven volumes in Western Europe were partially offset by lower polywoven volumes in Asia and Australia, where we exited certain unprofitable markets and lower multiwall volumes in the United States. Polywoven selling prices declined approximately 1%, while multiwall selling prices increased slightly, both principally due to changes in product mix. The impact of foreign currency translation was negative 1%. Product mix in multiwall bags, higher polywoven production costs related to ongoing consolidation of operations, and startup costs related to new facilities including the fabric hub in Saudi Arabia, a confection facility in Morocco, and a shipping sack line in North America, were the key factors that contributed to the $1.5 million decline in gross profit for the quarter.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Operating profit was $800,000 for the second quarter compared with an operating loss of $1.9 million last year. Lower restructuring charges and acquisition-related costs of $200,000 in 2013, versus $5 million in 2012, were the principal reasons for the improvements compared with last year. Second quarter 2013 results included $1.3 million of bad-debt expense. EBITDA was $3.4 million for the second quarter compared with $500,000 a year ago. Depreciation, depletion, and amortization expenses was similar for both periods.

I’m now on slide 8. In our Paper Packaging business, the good work the team has done over the past few years on the Efficient Frontier initiative supported by the Greif Business System position the business well to fully benefit from the favorable market conditions we are currently experiencing. Net sales for the second quarter were a record $195 million, which represents a 12% increase over the same period in 2012. Selling prices were nearly 9% above a year ago, reflecting the full impact of the September 2012 containerboard price increase. In April of this year, we began to implement a $50 per ton containerboard price increase.

Gross profit increased nearly 25% to $41 million for the second quarter, benefiting from the higher selling prices, increased volumes, and lower costs. Operating profit of $26 million was a second quarter record, and significantly above a year ago. There were $1.6 million of non-cash impairment charges in the second quarter of 2013, related to surplus properties under contractor being marketed, compared to $2.4 million last year. EBITDA increased 30% to $32 million for the second quarter of 2013.

Please turn to slide 9. Land Management’s net sales increased 9% to $8.6 million for the second quarter, principally due to opportunistic timber sales from wet weather logging tracks. Fewer special-use property disposals during the second quarter of this year compared with a year ago, contributed to a decrease in operating profit of $4.2 million versus $7.1 million last year. EBITDA was $5.4 million for the second quarter of 2013, versus $7.9 million for the same period in 2012, including $400,000 of higher depreciation, depletion, and amortization expense this year.

I’m now on slide 10, which includes our outlook and guidance for fiscal 2013. During the second half of fiscal 2013, we anticipate continuation of modest sales growth benefiting from the agricultural sector, stable raw material costs, and favorable market conditions continuing in our Paper Packaging business. Our revised outlook for fiscal 2013 EBITDA is between $475 million and $500 million. That concludes my remarks, I’ll now turn the call over to David.

David Fischer—Greif Inc—President and CEO

Thank you, Rob. We are encouraged by the progress achieved during the second quarter and the first half of fiscal 2013. We have spent considerable time during the past year, strengthening our business base and are now positioned to move forward.

I am now on slide 11. Our safety-first culture is of paramount importance throughout the Company. We regularly measure and review the safety performance in every facility worldwide to seek ways to perform better. During the second quarter, we conducted a safety conference for more than 100 of our plant supervisors from around the world. A wide range of topics that impacted employee behavior in the workplace were addressed, so that we continue to be proactive in our efforts to improve safety.

With more than 250 facilities in over 50 countries, the importance of adopting behavioral-based safety practices that can be observed and measured is important, and fosters an environment of unified commitment throughout the Company. This training provides our supervisors with specific tools to support safety efforts at each of our plants worldwide. During the second quarter, we continued to make progress on achieving world class safety status in all operations. Achieving excellence in safety can only be achieved by achieving excellence in all aspects of manufacturing. And on that note, I want to recognize both of our paper mill managers, David Scott and Chip Shew, for their incident free performance during the annual maintenance shutdown and restarts of both Riverville and Massillon paper mills this past month.

Please turn to slide 12. After beginning the year with solid sales volumes across our business portfolio, the pace of economic activity became somewhat choppy, especially in our Rigid Industrial Packaging segment, which was partially due to the wet and colder weather conditions impacting the agricultural sector. As a result, second quarter sales volumes were only modestly higher compared to the same quarter last year. Business activity levels in our end markets continue to vary by region. Meanwhile, we have achieved record net sales and record second quarter operating profit in our Paper Packaging segment. Our ongoing emphasis on generating cash showed signs of progress during the second quarter. As Rob noted in his remarks, cash from operations of more than $100 million for the quarter enabled us to be positive for the first six months of this year, and on track to achieve our objectives for 2013.

We continue to implement plans throughout the businesses and across geographies to realize additional operating efficiencies. These initiatives are helping reshape our back office operations by making us more efficient and more agile to respond promptly to changing economic and market conditions. Additional benefits include a closer relationship with our key customers, as we provide them with a broader range of products and services to meet their needs. For example, more than one third of our customers use a flexible intermediate bulk container to receive raw materials in their plants, and a rigid industrial container, such as steel, plastic, fiber, or rigid IBC, to safely package their products. These situations enable us to leverage our comprehensive product portfolio and better serve our customers. In addition to cross-geography initiatives, we are also implementing plans within our businesses to achieve improved long-term performance. For example, in Paper Packaging, our Efficient Frontier initiative, supported by the Greif business system, is leading to higher productivity, more streamlined operations, and position us to take advantage of market opportunities.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

I am now on slide 13. Considerable attention continues to be directed towards implementation of our global growth platforms. Sales in our Flexible Product segment have generally stabilized in the recent quarter, and we are working aggressively to implement plans to broaden our geographic participation in polywoven products. Further progress through the Greif business system is being realized in our production facilities in Turkey, and we began shipping product from our fabric hub in the Kingdom of Saudi Arabia during the second quarter. In North America, we also completed the startup of our first polywoven shipping sack line to begin serving customers in this market. Following a brief period of product qualification, we expect to begin significant commercial sales during the current quarter. As we continue to move forward, the startup costs incurred for the KSA fabric hub, expanded confection capabilities in Morocco, and our shipping sack line in North America will diminish, and these facilities will contribute to acceleration of future growth.

While volumes continue to vary by region and product type, overall, we are encouraged that the Flexible Product segment is now positioned to resume sales growth and increase its profitability. Another growth platform, rigid intermediate bulk containers, is benefiting from additional installations in key global markets. Market demand remains solid, and Greif’s expanded participation in this new product is being well received. During the second quarter, we opened a new line in China, which follows installations in Europe and in South America earlier this year. We plan to open another rigid IBC line in North America later this year. Other sites have been identified for future installation as well.

As we increase the total number of rigid IBC lines globally, the combined impact from the expanded production capabilities is expected to provide meaningful contributions to the rigid industrial packaging segments profitability. Incremental progress continues to be realized through the business portfolio, despite the slow motion recovery of the global economy. Here at the midpoint of fiscal 2013, we are encouraged by our achievements thus far, and look forward to realizing further progress during the remainder of this year. That concludes my remarks. Rob, and I, will now be happy to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from the line of Ghansham Panjabi with Robert W. Baird.

Matt Wooten—Robert W. Baird & Company, Inc.—Analyst

Good morning. It’s Matt Wooten sitting in for Ghansham today. Would you please walk us through the volume trends in the fiscal second quarter by region and end market? In particular, we sense some optimism for your outlook in agricultural end markets. But, I was wondering your thoughts on the current demand trends in petroleum and chemical end markets as well?

David Fischer—Greif Inc—President and CEO

Let me comment first on the agricultural sector, and then I’ll walk through some of the numbers. It varies by region around the world, although we are, in a general sense, expecting a good agricultural season worldwide. In the North American market, we’re seeing wet and colder weather. Not a surprise. A lot of folks in the agricultural sector are talking about it. We are also seeing a torrid pace of planting in the last week or two, and activity definitely picking up as folks get past that wet and colder start to the year. As far as Latin America, we are expecting a very strong food season. Several of our facilities are sold out for the coming months, due to large increases from customer in terms of packaging, both of inputs to the agricultural seasons, and then harvesting preparation as well.

Too early to tell exactly what’s happening with the tomato season in Europe, but we’re anticipating a good season there. Let me walk through a few of the areas a little bit more specifically, and then see if that answers your question. Let me start with EMEA, which is, I would say, a positive sign for us, one that we haven’t been able to talk about for the past few years. It’s not setting the world on fire by any stretch of the imagination, but it’s clearly firming and improving, all in a slow-motion style. Well, I’m going to first cover the volume comparison versus 2012 in each of these segments, and then I’ll comment in the sequential volume change over last quarter.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

In EMEA, versus 2012, we see volume up low-single digits. And versus the first quarter of this year, we see volume up in the mid teens compared to prior period this year. In APAC, Asia-Pacific, we see volumes versus 2012 up low-single digits versus prior year, and up mid-single digits versus last quarter. In Latin America, volumes are up low-single digits versus prior year, and versus last quarter, they are down low-single digits versus last quarter, but this is on a very small base, as it’s basically the seasonal low point of activity there. In North America, volumes are down low-single digits versus the same time period last year, but up about 9% versus the last quarter of this year.

I should also comment about the April versus May type of trend we’re seeing. In North America, April was a soft or choppy month for us across much of our participation, but May bounced back to nearly the same volumes of prior year. So that choppiness seems to have resumed in North America during the April timeframe, whereas the first two months of the quarter started out reasonably strong. One other comment about EMEA, we should have mentioned earlier. April was what we would call steady. We didn’t see the choppiness that we did in North America. And we also look at May being a little bit better than April, and hope that trend continues as they firm up their economy.

In other areas of our portfolio, our Greif Packaging Accessories business, we see volumes year over year for this quarter as basically flat. And for the first quarter comparison, we see second quarter up in the mid to high teens. And we take that as a good sign that people are ready for higher packaging activity come the second half of the year. In our polywoven business, Rob commented briefly on this, but the comparison year over year, we see it down low-single digits versus last year. But again, this includes the exiting of unprofitable business in Australia, and the restructuring of in-country participation in our China position for polywoven.

As far as this quarter versus last, it’s up mid-single digits. And recall that 75% of that business is sold into the EMEA theater, so we take that as a positive sign. Our paper business, Rob also mentioned, but I’ll cover it just briefly. Up mid-single digits year over year for the same quarter, and up slightly versus Q1 despite the North American choppiness in the rigid business. And that completes the walk around the world.

Matt Wooten—Robert W. Baird & Company, Inc.—Analyst

I appreciate the detail. And as a follow-up question, could you provide a little bit more detail on the mix issue in the Americas, and was negative mix what drove the decline in sales in Asia-Pac and Latin America in the quarter?

David Fischer—Greif Inc—President and CEO

I’m sorry. You cut out. Could you restate that question, please?

Matt Wooten—Robert W. Baird & Company, Inc.—Analyst

Sure. I was just looking for some more detail on the mix issue in the Americas, and was wondering if negative mix is what drove the decline in sales year-over-year in Asia-Pac and Latin America?

David Fischer—Greif Inc—President and CEO

As far as North America and the mix, we have a pretty broad exposure to the agricultural season, not only for fiber, but for steel and plastic alike. And with that sector getting a very late start, and now picking up pace dramatically, we expect some of those sales to be shifted from the Q2 timeframe, which they typically occur in the last month of Q2 for us, into the Q3 horizon.

Matt Wooten—Robert W. Baird & Company, Inc.—Analyst

I appreciate the detail. Thank you, and good luck with the rest of the year.

Operator

Mike Wilde with Deutsche Bank.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Mark Wilde—Deutsche Bank—Analyst

Well, that would be Mark Wilde, but good morning. Hey, just a question on the restructuring spend. Cause, I think earlier you had pointed to a full-year number of about $25 million. I think you only spent about $1 million in the first half, and I’m wondering whether that means actual restructuring spend for the year will be down lower than you expected? Or whether we’re going to see a real flurry of activity here in the second half?

Rob McNutt—Greif Inc—SVP and CFO

No, good question, Mark. And, in terms of restructuring, early in the year, recall we still had a lot of uncertainty in terms of Europe. As we’ve gone through the first half of the year, and we did some restructuring last year in Europe, Western Europe, the guys who run that business have done a great job managing and controlling costs and getting the footprint to the level of activity at this point. So as Europe has stabilized now, and as David said, a little bit of signs of life, not declaring victory, but some positive signs, we’re shelving some of those restructuring plans to see how that plays out during the course of the year, and we will react accordingly to that. But, I think it’s fair to say that we will be under that $25 million number that we cited earlier.

Mark Wilde—Deutsche Bank—Analyst

And Rob, just remind me, does that have an influence in terms of bringing up the low end of that guidance range, or is that outside of the guidance?

Rob McNutt—Greif Inc—SVP and CFO

The guidance includes that restructuring charge. So part of that is going to be that the restructuring comes up. But as David said, we anticipate we are going to continue to have some improvement in volumes as the ag season kicks in here in North America, in earnest, and in Latin America as well as you mentioned, those should help our volumes as well. And then continuing improvement in the paper business pricing. We anticipate all of those to contribute to it.

Mark Wilde—Deutsche Bank—Analyst

Okay. But part of the issue here is just that you’re going to have lower than expected restructuring expenses in the year?

Rob McNutt—Greif Inc—SVP and CFO

Correct. It’s not going to be zero for the balance of the year, we don’t believe, but it’s going to be less overall than that $25 million we cited earlier.

Mark Wilde—Deutsche Bank—Analyst

Would you want to ball park that number for us just to help us bracket it?

Rob McNutt—Greif Inc—SVP and CFO

Yes, I mean, we’re thinking in the $15 million plus range, depending on, again, how the different economies are behaving and where the needs are to balance.

Mark Wilde—Deutsche Bank—Analyst

Okay. So still a pretty good pickup from first quarter base, just not going to take us all the way to $25 million, correct?

Rob McNutt—Greif Inc—SVP and CFO

Correct.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Mark Wilde—Deutsche Bank—Analyst

Okay, and then can you just tell us, in your guidance, it doesn’t sound to us like you’ve got the full effects of this spring containerboard hike, can you confirm that?

Rob McNutt—Greif Inc—SVP and CFO

Yes, as we look at the spring containerboard hike, and where we are in our discussions with customers, on the board side, we’ve moved that through, but recognize with our integration level that that’s largely a transfer pricing issue. As you get into the sheets and the boxes, we anticipate that based on our conversation with our customers, that that’s going to move through the third quarter and by the end of third quarter, should have that fully implemented. And really we’re going to see the bulk of the impact of that in Q4.

Mark Wilde—Deutsche Bank—Analyst

Okay, all right. And then can either you or Dave just comment on how you read these ISM numbers? Cause, I thought this read earlier in the week was a disappointing number, and it sounds to me like from what you guys just said earlier, that you’d had a soft April, but May was up, and yet the latest ISM number we got is going down. And I would think your business would correlate pretty well with ISM.

Rob McNutt—Greif Inc—SVP and CFO

Yes, we do tend to not carry finished goods inventory in our North American rigids business, and tends to go directly to the customers to their fill lines. And so it should be pretty direct drive realtime. Again, we can report what we see in the marketplace, which is, as David described in April, it seemed a little bit choppy to us. May firmed up a bit. Part of that is, again, as the ag season, there’s more certainty around that perhaps. We see more of that in our business. As you get into the chemical business, David, I don’t know if you want to comment further on that.

David Fischer—Greif Inc—President and CEO

I would just say they are highly choppy. I’m just going to go back to what Mark asked earlier. Mark, at the risk of stating the obvious on the restructuring, we fully had plans on the shelf to fully utilize the entire restructuring budget, should the economy continue to deteriorate, particularly out of Europe, but in other soft spots around the world. But, having seen at least some firming, and slight or modest growth, we have shelved those.

As you know, we’re not very good at predicting the future. And, if the economy turns south again, we could fully utilize that full $25 million, so we thought it prudent to move the bottom of the guidance up a little bit. But not just assume it’s going to be wiped out, because we’re still in a tenuous moment around the world. But what we did last year to fix our facilities to be profitable in this environment has worked, and is enough, given what we have seen, or what we expect for the second half of the year. But should that change, we will be right back at it.

Mark Wilde—Deutsche Bank—Analyst

Dave, I’m not any better at forecasting the future than you guys. In fact, I’m probably a little worse. The last thing I wanted just to ask you was, on these RIBCs, can you just put any kind of number around both a three-year sales outlook, and what the margin on that incremental volume would look like?

David Fischer—Greif Inc—President and CEO

Let me address—and I don’t want to get pinned on three years, but we are expanding in our own operations around the world, in a rather cookie cutter way, the capabilities that Fustiplast has brought to us. And we’re having some success at it, and we have other lines planned. All told, when we execute the final strategy, it could run somewhere between $125 million, $150 million in sales for the foreseeable phase that we’re after. But I’m not going to comment. Who knows where the margins will shake out once we’re all done with this?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Mark Wilde—Deutsche Bank—Analyst

Yes, I just was trying to get a sense, Dave, is this going to be 13% to 12.5% to 15% margin business, would you think? Or because you’re leveraging existing facility, do you do a little better?

David Fischer—Greif Inc—President and CEO

Rob wants to comment.

Rob McNutt—Greif Inc—SVP and CFO

Yes, Mark, typically, exactly as you would expect. We will spread the fixed costs of existing facilities in a number of those cases. The other piece of that business is it integrates nicely in the reconditioning business. And so, as you look at rebottling opportunities and so forth, where you’re not making the full line. Where the margin goes, in part, depends on that mix of reconditioning versus new and so forth. As that evolves, and as we continue to expand our partnership with customers in terms of closing the loop with them on the lifecycle of those containers, that should help our margins as well.

David Fischer—Greif Inc—President and CEO

I would also add, Mark, that historically looking back, the historical margins in that marketplace have been typically a little bit ahead of our traditional steel drum business.

Mark Wilde—Deutsche Bank—Analyst

Okay. All right. That’s really helpful. Listen, good luck in the coming quarter. And I hope you’re right about this kind of continued pickup.

Operator

Chris Manuel with Wells Fargo.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Couple questions for you. First, let me start with—I think Mark had some questions around restructuring help with the guide on the EBITDA side. Let me ask a couple of questions with respect to the free cash flow side. If I take your comments earlier, Rob, and where you talked about four of the last five years, it’s been negative in the first half of the year for free cash flow, but with the exception of last year when it was a big difference. If I look at the free cash flow you generated for the last five years, excluding last year, when I think you did north of $300 million, it’s been anywhere from, for the full year, of minus $3 million to as much as $142 million with the average being less than $45 million.

So, should we be thinking about then, this year, if it’s more like the previous four years of free cash flow being something a little less than $45 million for the full year, or I think maybe a little color or help there might be useful? Or maybe coming at it a different way, I think you both, David and Rob, referenced being on plan or towards a target. Could you maybe equate to us what sort of plan or target would be similar to the way you have with an EBITDA range?

Rob McNutt—Greif Inc—SVP and CFO

Well, just walk through the numbers to build to the free cash flow, the $475 million to $500 million of EBITDA that we guide to, and then about $150 million in terms of CapEx for the year, in that range. Working capital, we keep making improvements on our turns in working capital, which is a positive impact, but as our paper guys keep raising prices, that offsets some of that. Still aspire to have the working capital be a modest positive for us, but as paper prices keep going up, that gets to be a higher hurdle for us, despite good work on the turns.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Then you get into the interest payments and the tax payments, interest payments in the $80 million, $90 million range I think is reasonable, given where the debt levels are, and interest rates are. And then the cash taxes we talked about before as being in that $45 million, $50 million range for the year. So, you add all of that up, and you can come to your free cash flow numbers, which I think are maybe a little bit better than historical performance has been.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay. That’s modestly helpful. So, if I can switch gears then to a couple of the hot spots. As we look at where geographies or regions where there have been some challenges over the past few quarters. And I look at the performance, if I just look geographically at the performance of the business, and I look at Europe, the EMEA region, and I look at Asia-Pacific, South America, they both continue to be down pretty sharply on a year-over-year basis, or still at levels considerably below history. And, even North America, if we strip out all the improvement essentially within the paper side.

Could you maybe give us an update as to when you went through the different pieces, it sounded like volumes were off a little bit, but I also recognize that you would make working on some operational improvements and some restructuring elements there as well. Could you maybe give us an update as to as we look at those different regions, what you anticipate, if I were to look at EMEA, and I were to look at Asia-Pacific/South America, what would normalized margins be, and what’s the path towards that?

Rob McNutt—Greif Inc—SVP and CFO

Yes, in terms of normalized margins, again, if you look at EMEA, there’s a lot of changes going on in EMEA here over the last couple of years, with European industrial activity coming down. And that’s created a supply-demand balance where people have been more aggressive on pricing, and that’s impacted margins there. Depending on your view of what’s going to happen to either demand improvement in Europe, or on the other hand, supply rationalization, as some of the higher cost players conclude that they can’t sustain those kinds of margins and throw in the towel. That supply-demand balance is ultimately going to drive what’s going to happen to margins in Europe.

We’ve just got to work through that, either the demand improvement or competitor supply rationalization. And, your view or outlook on that is, I’m sure, as good as ours. We believe that we do have competitive low cost operations, and we do believe that we provide a level of customer service, and a footprint of customer service, that gives us distinct advantages in the marketplace there. We will continue to lever that. And, we think we’ve got a good footprint, as I mentioned earlier, in Europe today, and the margins in that business is feeling better, more stable certainly, and modest improvement here in recent months. Asia-Pacific, Latin America, we talked about our challenges in Latin America, Brazil in particular here over the last couple of years. Those are improving. Those operations are improving.

And part of that, as we have spoken to before, has been some self-inflicted wounds there, in terms of both operating performance and commercial performance. Both of those have continued to improve. And I think you see that show up in the year-over-year improvement in that business. Not yet back to historical levels. And obviously, as you have commercial issues and disappoint customers, it takes you a little while to work your way back in. We’re confident we will continue to work our way back in, and continue to make progress on Latin America. Don’t think we’re going to get back to historical levels by the end of this year, but over the next couple of years, we will get a lot closer to it.

North America, again, the choppiness here creates competitive situations. But, we do think that the $90 billion that our downstream customers have talked about investing, based on fracking technology in the oil and gas industry here, all of that downstream investment, we think we’re very well positioned to serve both on the new side and the reconditioned side. And so we think there’s some opportunity there where the demand is going to help drive improved volumes, certainly, and depending on how supply reacts to that, we will see what margins do. David, I don’t know if you want to add—

David Fischer—Greif Inc—President and CEO

Rob, I would just only add that we’re going to get a real good look at the first significant expected step-up in performance in Latin America with this coming quarter, because of the bookings that are already on the file for the ag season. And the demand is more than our capacity is capable of making. So, we’re going to get a real good view of the impact of our rehabilitation of a number of those key operations down there, by the end of this quarter. As far as, probably not a very useful statement to you, but an answer on margins going forward, I see no reason we cannot achieve historic margins in this business again and beyond. But it is going to take time, as Rob said, as we work through this slow motion global economy.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay. That’s helpful. I have a couple more questions, but I’ll jump back in the queue.

Operator

Adam Josephson with KeyBanc.

Adam Josephson—KeyBanc Capital Markets—Analyst

Question for you, do you consider current conditions sustainable in industrial packaging and containerboard? In other words, to what extent do you expect volume to improve in rigid and flexible, and to what extent do you expect trends in containerboard to deteriorate, either because of rising OCC prices or increased containerboard capacity?

David Fischer—Greif Inc—President and CEO

Let me try to take a portion of that, and I’ll ask Rob to fill in where I missed. But, on the containerboard side, we’ve seen an unprecedented and historic runup in margins because of the industry consolidation. Couple that with the work we’ve done for the past few years. I would tell you that the Efficient Frontier strategy is giving us a much better cost position, and a much better productivity capability throughout our system. But you got to remember, we’re 2% or less of the North American market. And we are in a highly differentiated service position because of our CorrChoice capabilities.

So, I think the industry’s going to do whatever the industry’s going to do in terms of macroeconomics and margins, but we’re going to stay the course with providing a differentiated service capability, and a unique set of differentiated products to continue the type of performance and margins we have. So, do I think it’s going to continue? No. I think there’s new capacity coming on, and I think that there’s probably some rise in input costs over time. But that’s going to ebb and flow like most commodity markets. But the key for us is to stay nimble, agile and take a systems-wide approach, using CorrChoice with our mills to keep a differentiated position. Rob?

Rob McNutt—Greif Inc—SVP and CFO

Yes, and a couple of other pieces related to the Paper Packaging business. A number of folks are talking about new capacity. A key in this is access to the customers. And that’s where, as David said, our access to the downstream customers through our converting operations is key to capturing value. And that’s one where I think those who have access to that downstream customer are going to be much better positioned to capture margins than those without.

The other thing I would say is with OCC costs, you mentioned that the Chinese initiatives around Green Wall, where historically there has been some concern with contaminated OCC and other waste products coming into the country, and so they have stepped up inspection efforts to deal with that. We anticipate that’s going to do nothing but help OCC supply in North America. In terms of historically, China’s been the big volatile buyer of OCC that’s caused price spikes.

Adam Josephson—KeyBanc Capital Markets—Analyst

That’s really helpful, David and Rob. And just one more on containerboard. How close to capacity are you? And consequently, how much scope do you think you have to grow volume in the years to come and what additional investments might you make in order to enable more volume growth in Europe, able to generate at current capacity levels?

David Fischer—Greif Inc—President and CEO

We generally run at or near capacity as a general rule. Using the CorrChoice downstream operations, that gives us the ability to keep the mills full. As far as future capacities, it will be only incremental creep, as we say, with mature assets like ours. The Efficient Frontier strategy has already squeezed much of that creep out. I’m not sure exactly where the additional creep will come from, but we always manage to get a percent or two going forward. I don’t foresee us making major, hundreds of millions of dollars, investment into growing our footprint beyond what we call the Efficient Frontier, the logical end point for those size of assets.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Adam Josephson—KeyBanc Capital Markets—Analyst

David and Rob, thanks a lot. I appreciate it.

Operator

Phil Gresh with JPMorgan.

Phil Gresh—JPMorgan Chase & Co.—Analyst

First question, just on the flexible side, you have your long-term targets out there that you talked about a couple quarters ago for 2015, $700 million to $750 million in sales, 12% to 13% margin. You were referencing some of these startup costs, and you’re getting the fabric hub ramped up and some other costs you mentioned as well. So, I was just wondering if you could recalibrate us on that target, and how much duplicative costs are there right now, and what is the pace at which we should expect to see that ramp? Should we see a large step up in 2014? Or just give us some thoughts as to how you’re thinking about that today.

David Fischer—Greif Inc—President and CEO

Thanks for the question. It’s an excellent one, and we get it often. I would tell you that, contextually, the last couple of years have been difficult for that business, because what we had to accomplish with consolidating four acquired companies into one, and doing it in a meaningful, efficient operation, are challenges enough. And then you lay over the top of that the economic downturn of Europe, things got difficult for us. During that period of time, we’ve consolidated a number of production assets on the order of five. We’ve closed four warehouses, three sales offices, out-placed over 1000 people, and exited unprofitable business in Australia, and in certain in-country positions in China.

So, we’ve had our plate full, especially when you consider that backdrop, and then building the KSA hub, building the North America shipping sack line capability, and expanding our Moroccan bags, selling what they call confection operations, along with Mexico. So what I’m looking for from the team is a stability runway, if you are a stable runway on increased organic growth, increased profitability, increased production KPIs from the units that are remaining, which have been burdened with higher production needs, because of the consolidation of assets, not because of macroeconomic conditions. So, I would like to see that for the next couple of quarters.

And I do believe ’14 will be a tipping point one way or the other for the business, because to achieve those kind of aspirational targets, which we still maintain and adhere to, we’re going to have to buy into some distribution capabilities around the world to make a step up, if you will, in global output. And I’m not, I don’t think it’s prudent to do that until we have a proven track record of profitability growth. Just to get bigger isn’t going to be the answer for us. But I do think profitable growth, and entering this market still makes a lot of sense for our portfolio. It makes a lot of sense for our customers. And I’m anxious to see that stability and profit growth here in the next coming quarters.

Phil Gresh—JPMorgan Chase & Co.—Analyst

So, if I think about that sales target that you had laid out, how much of that was organic versus the acquisition that I think you’re speaking of more on the distribution side? I mean, I’m trying to calibrate if you don’t do those acquisitions, if you want to see the profits first, what kind of margins can you achieve on this existing footprint that you have?

David Fischer—Greif Inc—President and CEO

Yes, we haven’t disclosed that breakdown. We have a couple of target companies in mind in terms of size, and that type of goal is clearly within range or reach. But as far as the organic growth, suffice it to say, and it may not be very useful, but growing faster than GDP via leveraging some of our existing heritage product sales capabilities is one of our key components of that growth strategy.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Okay. Is there a way to think about the redundant costs that you see right now? And like what a ’14 margin potential might be?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

Rob McNutt—Greif Inc—SVP and CFO

Yes, I’m not going to give you a forecast on margins for a specific segment. Don’t think that makes sense. But I will tell you, I mean, as with any startup, we do incur additional costs just starting up and then you don’t get fully the spread of the fixed costs. And so your unit costs tend to be relatively high. We have talked about startup costs being in the couple of million dollars a quarter, in the past, and that’s continuing, although tapering off at this point. But, we still don’t have the volume ramp that allows us to spread the fixed costs. As David said, we are now shipping out of Saudi through Morocco and pushing that to customers. We are now doing qualifications on the shipping sack business, and so as we get those qualifications to customers, that will continue to ramp up. It’s not going to happen immediately, but it’s going to happen over the next several quarters.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Got it. Okay. And then just one more follow-up question on the containerboard side. It seems like commentary from some of the other companies that suggested that the timing of the second price increase might be a little slower than the first one. Are you seeing that? It doesn’t sound like you are.

Rob McNutt—Greif Inc—SVP and CFO

I don’t know what anybody else is experiencing. All I can tell you that in our discussions with our customers, that it seems to us that it is moving through, not materially different in any way. I mean, you always have some carry-over depending on contracts and so forth. But as I mentioned earlier, we anticipate by the end of the third quarter, that given the momentum and the discussions we’re having with our customers that, that $50 increase should be all the way through so that it will fully reflect in Q4.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Got it. Okay. All right. Thanks a lot. I’ll turn it over.

Operator

Ladies and gentlemen, we have reached the end of our conference time. I’d like to turn the floor back over for closing comments.

David Fischer—Greif Inc—President and CEO

We are pleased with our year-to-date results, despite the slow-motion recovery of the global economy. The sequential improvement in second quarter cash flow reflects the ongoing commitment to achieve our targets for the entire fiscal 2013. I will now turn it over to Deb to provide replay information.

Debra Strohmaier—Greif Inc—VP, Corporate Communications

Thank you, David. A replay of this conference call will be available in approximately one hour on the Company’s website at www.Greif.com in the Investor Center. We appreciate your interest and participation in this conference call this morning. This concludes the conference. Please disconnect your lines, and have a good day. Thank you.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 06, 2013 / 02:00PM GMT, GEF - Q2 2013 Greif Inc. Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.